Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
EastGroup Properties, Inc.:
We consent to the use of our reports as follows, which are all incorporated herein by reference:
•	Report dated February 26, 2009, except for the fourth paragraph of note 1(o) and note 19, which are as of May 18, 2009, with respect to the consolidated balance sheets of EastGroup Properties, Inc. and subsidiaries (the Company) as of December 31, 2008 and 2007, and the related consolidated statements of income, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2008, included in the Company’s current report of Form 8-K filed May 18, 2009.
•	Report dated February 26, 2009 with respect to financial statement schedules III and IV as of December 31, 2008, included in the Company’s annual report on Form 10-K filed February 27, 2009.
•	Report dated February 26, 2009 with respect to the effectiveness of internal control over financial reporting as of December 31, 2008, included in the Company’s annual report on Form 10-K filed February 27, 2009.
In addition, we consent to the reference to our firm under the heading “Experts” in the prospectus.
/s/ KPMG LLP
Jackson, Mississippi
May 18, 2009